EXHIBIT 16.1

Simon Lever & Company

444 Murry Hill Circle

Lancaster, PA 17601

September 29, 2003

Office of the Chief Accountant
SECPS Letter File
Securities and Exchange Commission
Mail Stop 9-5
450 Fifth Street, NW
Washington, DC 20549

Re:     PennRock Financial Services Corp.

Gentlemen:

We have read paragraphs 1 – 5 of Item 4 included in the Form 8-K dated September 29, 2003 and are in agreement with the statements contained in paragraphs 1 – 3 and 5, and have no basis to agree or disagree with paragraph 4.  We also consent to the filing of this letter as Exhibit 16.1.

Sincerely,

/s/ Simon Lever & Company

Simon Lever & Company
www.simon-lever.com
Lancaster, PA